Exhibit 4.10

PROTOCOL AND JUSTIFICATION OF THE SHARE EXCHANGE OF DISTRIBUIDORA DE PETRÓLEO IPIRANGA S.A. BY

ULTRAPAR PARTICIPAÇÕES S.A.

BETWEEN

DISTRIBUIDORA DE PETRÓLEO IPIRANGA S.A.

AND

ULTRAPAR PARTICIPAÇÕES S.A.

DATED NOVEMBER 9, 2007

PROTOCOL AND JUSTIFICATION OF THE SHARE EXCHANGE OF DISTRIBUIDORA DE PETRÓLEO IPIRANGA S.A BY ULTRAPAR PARTICIPAÇÕES S.A.

Under this agreement, the parties set out below:

a.	DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A., a limited company, whose headquarters are located at Avenida Dolores Alcaraz Caldas, 90, in the City of Porto Alegre, in the State of Rio Grande do Sul, inscribed on the National Corporate Registry (CNPJ/MF) under No. 92.689.256/0001-76 (“DPPI”), in this act represented in accordance with its bylaws, in its capacity as the company whose shares are to be exchanged; and

b.	ULTRAPAR PARTICIPAÇÕES S.A., a limited company, whose headquarters are located at Avenida Brigadeiro Luiz Antonio, 1343, 9th floor, in the City of São Paulo, in the State of São Paulo, inscribed on the National Corporate Registry (CNPJ/MF) under No. 33.256.439/0001-39 (“ULTRAPAR”), in this act represented in accordance with its bylaws, in the capacity of the company whose shares will be received;

Duly agreed between them, hereby commit themselves to this Protocol and Justification of the Share Exchange Issued of DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A. by Ultrapar Participações S.A. (“Protocol and Justification”), in accordance with Articles 224 and 225 of Law nº 6.404/76 (“Brazilian Corporation Law.”).

WHEREAS, on March 18, 2007, ULTRAPAR, Petróleo Brasileiro S.A. (“Petrobras”) and Braskem S.A. (“Braskem”) entered into an investment agreement for the acquisition of all the shares issued by Companhia Brasileira de Petróleo Ipiranga (“CBPI”), Refinaria de Petróleo Ipiranga S.A. (“RPI”) and DPPI held by controlling shareholders of RPI and DPPI (“Investment Agreement “);

WHEREAS, under the terms of the Investment Agreement and in accordance with the Relevant Notice published on March 19, 2007, the transaction of the acquisition of the Ipiranga Group involves several stages, including, among others, (a) the acquisition of the shares issued by RPI, DPPI and CBPI by ULTRAPAR, (b) the carrying out of public share offerings of RPI, DPPI, CBPI and (c) the Share Exchange of RPI, DPPI and CBPI for preferred shares of ULTRAPAR (with respect to each of RPI, DPPI and CBPI, a “Share Exchange” and together, the “Share Exchanges”);

WHEREAS, upon the conclusion of phase (a) above, RPI, DPPI and CBPI became directly or indirectly controlled by ULTRAPAR, in accordance with Article 116 of Brazilian Corporation Law;

WHEREAS, in addition to phase (a), phase (b) above was also completed and that the managements of ULTRAPAR and DPPI intend, through this Protocol and Justification, to establish the terms and conditions proposed for phase (c), the Share Exchange;

WHEREAS RPI, DPPI and CBPI (together, the “Ipiranga Companies”) have a complex corporate structure, to the extent that they consist of various companies that operate in the same sector, having stakes in each other;

WHEREAS the Ipiranga Companies have an asymmetric base and shareholding structure, to the extent that there are three groups of different minority shareholders, in each of the companies and that the companies hold preferred shares issued with different characteristics;

WHEREAS this corporate structure impairs the operational, administrative and shareholding efficiency of Ipiranga companies;

WHEREAS the Share Exchanges, among other benefits, aim to resolve these questions, on behalf of, and in the interest of, all the companies, to the extent that it will simplify the corporate structure of the Ipiranga Companies, increasing their size and operational freedom, and ensuring their strengthening;

WHEREAS the Share Exchanges, in addition to the evident benefits for the Ipiranga Companies, will provide additional benefits to the shareholders of the Ipiranga Companies, by allowing them to participate in a listed company that will concentrate the shareholder bases of the four companies, which should ensure greater liquidity for the shares of all shareholders, to the extent that it will broaden the shareholder base, which will thus consist of shareholders of ULTRAPAR, RPI, CBPI and DPPI, with shares traded on the São Paulo and New York stock exchanges;

WHEREAS, in addition to the increased liquidity, the Share Exchanges will provide the shareholders of the Ipiranga Companies a stake in ULTRAPAR, which is a company recognized for its good corporate governance structure and with all the interests of its shareholders aligned, an example being the tag-along right granted to the preferred shares of ULTRAPAR;

WHEREAS ULTRAPAR, in its capacity as controlling shareholder of the Ipiranga Companies, has an interest in strengthening these companies and adopting measures to improve their efficiency;

WHEREAS TAKING INTO CONSIDERATION THAT the managements of ULTRAPAR and DPPI consider the Share Exchange to be an essential step in order to achieve these objectives;

THE MANAGEMENTS OF ULTRAPAR AND DPPI HEREBY RESOLVE, in accordance with Articles 224, 225, 252 and 264 of Brazilian Corporation Law, to sign this Protocol and Justification in accordance with the following terms and conditions.

FIRST CLAUSE

NUMBER, TYPE AND CLASS OF SHARES TO BE ATTRIBUTED

1.1. Number, Type and Class of Shares to be attributed. As a result of the Share Exchange of DPPI, 0.64048 preferred shares issued by ULTRAPAR shall be attributed to each 1 (one) share, preferred or ordinary, issued by DPPI.

1.2. Criteria Used to Determine the Exchange Ratio. The established exchange ratio was determined based on the criteria of future profitability prospects of ULTRAPAR and DPPI, in accordance with the valuations contained in Annex II and Annex III hereto.

1.3. Fractions of Shares. Fractions of shares resulting from the replacement of the ownership stake of each shareholder of DPPI will be sold at an auction to be held on the São Paulo Stock Exchange – BOVESPA, the resulting amounts being made available for the respective shareholders after the financial settlement of the shares sold at auction.

SECOND CLAUSE

CRITERIA FOR THE VALUATION OF THE SHAREHOLDER’S EQUITY OF ULTRAPAR AND DPPI

2.1. Shareholder´s Equity. The shares issued by DPPI were valuated based on their Shareholder´s Equity, in accordance with the balance sheet as of September 30, 2007, audited by KPMG Independent Auditors (“KPMG”). The specialized company KPMG Independent Auditors was chosen for this valuation, its headquarters being at Rua Dr. Renato Paes de Barros, 33, 14th floor, in the City of São Paulo, in the State of São Paulo, inscribed on the National Corporate Registry of the Ministry of Finance under Nº 57.755.217/0001-29 and under the Regional Accounting Council under Nº 2SP014428/O-6, represented by its partner Pedro Augusto de Melo. The choice and hiring of KPMG must be ratified by the shareholders of ULTRAPAR and DPPI. The base date of the valuation was September 30, 2007, in accordance with the report in Annex I (“Accounting Report”), in the amount of R$909,971,402.47 (nine hundred and nine million, nine hundred and seventy-one thousand and four hundred and two reais and forty-seven cents) for all the shares of DPPI.

2.2. Valuation based on the prospect of future profitability. Deutsche Bank Securities Inc. (“Deutsche Bank”), a company with its headquarters at 60 Wall Street, New York, NY, United States of America, was

hired by ULTRAPAR to valuate ULTRAPAR and DPPI based on their prospects for future profitability, producing for this purpose an economic-financial analysis contained in Annex II (“Economic-Financial Valuation (Deutsche Bank)”) for the purpose of setting the exchange ratios set forth in Clause 1.1. for the Share Exchange. In the same way, Investment Bank Credit Suisse (Brasil) S.A. (“Credit Suisse”), a company with its headquarters at Avenida Brigadeiro Faria Lima, 3064, 13th floor, in the City of São Paulo, in the State of São Paulo, was hired by DPPI to conduct the valuation presented in Annex III, based on the prospect of future profitability of ULTRAPAR and DPPI (“Economic-Financial Valuation (Credit Suisse)”). The valuations of Deutsche Bank and Credit Suisse are based on balance sheets as of December 31, 2006 and September 30, 2007, respectively.

2.3. Valuation of Shareholder’s Equity at Market Values. For the purposes of complying with Article 264 of Brazilian Corporation Law, a specialized company was chosen: Apsis Consultoria Empresarial S/C Ltda., with its headquarters at Rua São José, 90, Group 1802, Rio de Janeiro, RJ, inscribed on the National Corporate Registry of the Ministry of Finance under No. 27.281.922/0001-70, represented by its partner-director Ana Cristina França Souza, to prepare a valuation report of the Shareholder´s Equity of ULTRAPAR and DPPI at market values. The valuations of ULTRAPAR and DPPI were carried out according to the same criteria and base date of September 30, 2007, as shown in the report contained in Annex IV (“Report of Shareholder Equity at Market Values”), which resulted, exclusively for the purpose contained in the initial paragraph of Article 264 of Brazilian Corporation Law, in the exchange ratio of 0.644359 shares issued by ULTRAPAR for each share issued by DPPI.

2.4. Treatment of Subsequent Equity variations. From September 30, 2007, the base date for the Share Exchange, variations in the value of DPPI’s equity value that occur before the date on which the Share Exchange is carried out, will be recorded to at ULTRAPAR under the equity income result.

THIRD CLAUSE

SHARES OF A COMPANY HELD BY ANOTHER AND SHARES HELD IN TREASURY

3.1. Treatment of the Shares of a Company Held by Another. There are no shares issued by ULTRAPAR which are held by DPPI. The shares issued by DPPI, which are held by ULTRAPAR, will continue to be held by ULTRAPAR. Any reciprocal stake, as a consequence of the ownership of the shares issued by ULTRAPAR, held by DPPI as a result of the corporate reorganization, if this should be the case, will be eliminated within the legal time limit, in accordance with Article 244, paragraph 5 of Brazilian Corporation Law.

3.2. Treatment of Shares Held in Treasury. There are no shares issued by DPPI in treasury.

FOURTH CLAUSE

CAPITAL INCREASE OF ULTRAPAR

4.1. Increase in the Subscribed Paid-in Capital of ULTRAPAR. The Share Exchange will result in an increase in the paid-in capital of ULTRAPAR, through the transfer of all the shares of the shareholders of DPPI to the paid-in capital of ULTRAPAR. The subscribed paid-in capital of ULTRAPAR, of R$946,034,662.97 (nine hundred and forty-six million, thirty-four thousand, six hundred and sixty-two reais and ninety-seven cents), will be increased by R$595,815,096.79 (five hundred and ninety five million, eight hundred and fifteen thousand, ninety-six reais and seventy-nine cents), based on the economic valuation and the terms of Article 226 and §1º of Article 252 of Brazilian Corporation Law. 11,863,286 (eleven million, eight hundred and sixty three thousand, two hundred and eighty-six) new preferred shares, nominative, with no nominal value, of ULTRAPAR will be issued. These shares will be exchanged for the shares issued by DPPI (except for those held by ULTRAPAR) and attributed to DPPI shareholders (except for ULTRAPAR) in accordance with the exchange ratio set forth in Clause 1.1.

4.2. Wholly-Owned Subsidiary. As a result of the Share Exchange, DPPI will become a wholly owned subsidiary of ULTRAPAR. DPPI shareholders will become shareholders of ULTRAPAR, based on the exchange ratio established in this Protocol and Justification, and in proportion of their shareholdings.

FIFTH CLAUSE

ALTERATIONS OF THE BYLAWS OF ULTRAPAR AND DPPI

5.1. Alterations of the Bylaws of ULTRAPAR. As a result of the Share Exchange, the bylaws of ULTRAPAR will have to be altered so as to reflect the increase in paid-in capital and the number of shares into which it will be split. Accordingly, the following proposal will be submitted to the shareholders of ULTRAPAR for a change in the initial paragraph of Article 5º of the bylaws, as well as the following proposal for the alteration of paragraph 1º of the referred article:

“Art. 5º The paid-in capital, subscribed and paid for, amounts to R$ 1,541,849,759.76 (one billion, five hundred and forty-one million, eight hundred and forty-nine thousand, seven hundred and fifty-nine reais and seventy-six cents), divided into 93,188,695 (ninety-three million, one hundred and eighty-eight thousand, six hundred and ninety-five) shares without nominal value, all nominative, being 49,429,897 (forty-nine million, four hundred and twenty-nine thousand, eight hundred and ninety-seven) common shares and 43,758,798 (forty-three million, seven hundred and fifty-eight thousand, seven hundred and ninety- eight) preferred book-entry shares.

§1º - The Company is authorized to increase its paid-in capital, independent of altering its bylaws, on deliberation by the Board of Directors, until it reaches the figure of R$ 4,500,000,000.00 (four billion, five hundred million reais), through the issue of common or preferred shares, without keeping the existing proportion, observing the limit of 2/3 (two thirds) in preferred shares, of the total shares issued.”

It is understood that, in light of the projects of Share Exchange of RPI and CBPI to occur simultaneously with the Share Exchange, and the final result of the public share offerings for the shares of RPI, DPPI, CBPI, the capital increase resulting from the Share Exchange and the Ultrapar´s paid-in capital, subscribed for and paid for, may suffer alterations resulting in paid-in capital, different from that shown above.

5.2. Alterations of the Bylaws of DPPI. As a result of the Share Exchange, the bylaws of DPPI will be altered so as to reflect its transformation into a wholly owned subsidiary of ULTRAPAR. Accordingly, the following proposal will be submitted to the shareholders of DPPI for alteration of Article 1 of the bylaws:

“Art. 1: The Company, called DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A., is a limited company, a wholly-owned subsidiary of Ultrapar Participações S.A., governed by the Brazilian corporation law, applicable legislation and by the present bylaws.”

SIXTH CLAUSE

REASONS FOR THE SHARE EXCHANGE

6.1. Reasons for the Share Exchange. The managements of ULTRAPAR and DPPI decided to carry out the Share Exchange, being of the opinion that it is in the best interest of the companies involved, in light of the foregoing, particularly because of the:

(a)	simplification of the complex corporate structure of the Ipiranga Group;

(b)	strengthening of Ipiranga Group Companies by eliminating the complex capital and corporate structure, thus enabling an improved operational and administrative efficiency, and a greater capacity to make investments, for the Companies that comprised the Ipiranga Group;

(c)	specialization and development of the businesses that comprise the Ipiranga Group;

(d)	alignment of the interests of all the shareholders of the companies;

(e)	increase in the liquidity of the shares of all companies, to the extent that the shareholder base will be widened through the concentration of all shareholders of the companies into a single company, with shares traded in stock exchanges in Brazil and in New York through ADRs; and

(f)	extension of ULTRAPAR’s recognized corporate governance standards to all shareholders of DPPI, particularly with regard to the 100% tag-along right for preferred shares.

SEVENTH CLAUSE

TYPE OF SHARES TO BE DELIVERED TO THE SHAREHOLDERS OF DPPI

7.1. Shares to Be Delivered to the Shareholders of DPPI. The holders of preferred and common shares of DPPI will receive, in replacement for their shares, preferred shares of ULTRAPAR, in accordance with Clause 1 above, which is justified as a way of permitting the non-controlling shareholders of DPPI to participate in the type of shares of ULTRAPAR, where liquidity is concentrated and whose trading is permitted both in Brazil and abroad.

EIGHTH CLAUSE

COMPOSITION OF PAID-IN CAPITAL OF ULTRAPAR AFTER THE SHARE EXCHANGE

8.1. Subscribed Paid-in Capital of ULTRAPAR after the Share Exchange. The subscribed paid-in capital of ULTRAPAR will have a value of R$ 1,541,849,759.76 (one billion, five hundred and forty-one million, eight hundred and forty-nine thousand, seven hundred and fifty-nine reais and seventy-six cents) and will be represented by 49,429,897 (forty-nine million, four hundred and twenty-nine thousand, eight hundred and ninety-seven) common shares and 43,758,798 (forty-three million, seven hundred and fifty-eight thousand, seven hundred and ninety-eight) preferred shares, nominative and without nominal value, subject to Clause 5.1.

NINTH CLAUSE

APPRAISAL RIGHTS AND APPRAISAL VALUE FOR THE SHARES

9.1. Appraisal Rights of the Shareholders of ULTRAPAR and DPPI. As specified below, and in accordance with the terms of Article 252, §1º and §2º of Brazilian Corporation Law, the appraisal right of the shareholders of ULTRAPAR and DPPI shall be guaranteed, for those who do not agree with the terms of the Share Exchange, that dissent from, abstain on resolutions or fail to attend the relevant Special General Meeting and who expressly declare their intention to exercise their appraisal right, within a period of 30 (thirty) days counted from the date of publication of the minutes of the respective Special Shareholders Meeting that approves the Share Exchange. The respective amount to be paid for the appraisal right shall depend on the completion of the transaction, as set forth in article 230 of Law 6.404/76, and the payment thereof shall be made by the respective company up to the third business day following the date of completion of the respective transaction. The appraisal rights shall only be assured to the shareholder that proves to be the owner of the shares regarding which the appraisal rights were exercised, pursuant to art. 137, paragraph 1, of Law 6.404/76.

9.2. Amount to be paid to Shareholders of ULTRAPAR and DPPI. The dissenting shareholders of Ultrapar shall be entitled to repayment of their shares in the amount of twenty-three reais and eighty-six cents (R$ 23.86) according to the last balance sheet approved, that is as of December 31, 2006. The dissenting shareholders of DPPI shall be entitled to repayment of their shares at the amount of twenty and five reais and thirteen cents (R$ 25.13) according to the last balance sheet approved, that is, as of December 31, 2006;

9.2.1. As a result of the Share Exchange of parent company and affiliates, pursuant to article 264 of Law 6.404/76, it was concluded based on the Market Value Shareholders’ Equity Report and Pursuant to article 264, par. 3 of Law 6.404/76, DPPI’s shareholders may choose to have their shares repaid based on the shareholders’ equity amount at market value of such company, which is thirty-three reais and fifty-five cents (R$ 33.55) per share, according to the Market Value Shareholders’ Equity Report.

9.2.2. The dissenting shareholders may, upon the exercise of the appraisal rights, request a special balance sheet for the company, according to the provisions of article 45, par. 2 of the Brazilian Corporation Law. In such event, after the expiration of the period determined for the Share Exchange to be reconsidered, pursuant to article 137, par. 3, of the Brazilian Corporation Act, the shareholder will receive 80% of the amount to be paid for the appraisal rights, and the balance, if any, shall be paid within one hundred and twenty (120) days from the date of the resolution at the special shareholders meeting.

TENTH CLAUSE

APPROVAL BY THE GENERAL SHAREHOLDERS MEETINGS OF ULTRAPAR AND DPPI

10.1. General Shareholders Meetings. For the implementation of the Share Exchange, extraordinary general shareholders meetings will be held for the shareholders of ULTRAPAR and DPPI, at which the respective shareholders must deliberate on the matters necessary for the Share Exchange.

ELEVENTH CLAUSE

GENERAL TERMS

11.1. Absence of Succession. Upon the completion of the Share Exchange, ULTRAPAR will not absorb the assets, rights, liabilities and responsibilities of DPPI, which will continue to exist as a separate company, and there will be no succession.

11.2 Documents Available to Shareholders. All the documents mentioned in this Protocol and Justification are available to the shareholders of ULTRAPAR and DPPI as of this date, and may be obtained from the following addresses: (a) for shareholders of DPPI, at Avenida Dolores Alcaraz Caldas, 90, in the City of Porto Alegre, in the State of Rio Grande do Sul and (b) for shareholders of ULTRAPAR, at Avenida Brigadeiro Luiz Antonio, 1343, 8th floor, in the city of São Paulo, in the state of São Paulo.

11.3. Communication of the Share Exchange to the Authorities. The acquisition of the Ipiranga Group, including the Share Exchange, has been communicated to the Administrative Counsel for the Economic Defense - CADE, the Brazilian antitrust authority. Any other communications necessary with regard to the Share Exchange will be submitted to the applicable governmental authorities, under the terms of the applicable legislation.

11.4. Registration with the SEC. The Share Exchanges and the respective issuances of new shares by Ultrapar are subject to applicable registrations with the United States Securities and Exchange Commission.

11.5. Profit Sharing for the Year 2007. The shares to be issued by Ultrapar as a result of the Share Exchange shall be fully entitled to all dividends and interest on share capital that may be declared after the issuance thereof.

11.6. Re-evaluation. Both ULTRAPAR and DPPI, reserve the right to re-evaluate the Share Exchange, in case of payment of appraisal amounts, resulting from the exercise of appraisal rights by shareholders who declare their dissent on a timely basis, which put their financial stability at risk, under the terms of §3º of Article 137 of Brazilian Corporation Law.

11.7. Survival of Valid Clauses. In the event of any particular clause, item, term, or condition in this Protocol and Justification being considered invalid, the other clauses, items, terms, and conditions not affected by this invalidation, shall not be affected.

11.8. Jurisdiction. The Judiciary District of the Capital of the State of São Paulo is hereby elected for the settling of any and all questions arising from this Protocol and Justification, waiving the right of any other, however privileged it may be or may become.

AND, BEING DULY IN AGREEMENT, hereby sign this Protocol and Justification in the form of 2 (two) identical copies of equal content, together with two witnesses whose details appear below.

São Paulo, November 9, 2007.

[Signing page 1 of 1 of the Protocol and Justification for the Share Exchange issued by DISTRIBUIDORA DE PRODUTOS

DE PETRÓLEO IPIRANGA S.A. by Ultrapar Participações S.A.]

ULTRAPAR PARTICIPAÇÕES S.A.

Name:	Name:
Position:	Position:

DISTRIBUIDORA DE PRODUTOS DE PETRÓLEO IPIRANGA S.A.

Name:	Name:
Position:	Position:

WITNESSES

Name:	Name:
RG:	RG: